AMENDMENT

TO

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment (“Amendment”) is made effective as of the 19th day of April, 2023 (the “Effective Date”), by and between the Metropolitan West-related legal entities listed on Exhibit A to the Agreement (as defined below) (each, the “Fund”) and The Bank of New York Mellon.

BACKGROUND:

A.

BNY Mellon and Metropolitan West Funds entered into a Fund Administration and Accounting Agreement dated as of April 1, 2013, as amended to date (the “Agreement”), relating to BNY Mellon’s provision of services to the Fund on behalf of each of its series (if any).

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	Section 12(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a)    This Agreement, unless terminated pursuant to its terms, shall continue until 11:59 PM (Eastern time) on March 31, 2025 (the “Initial Term”), at which time this Agreement shall terminate unless renewed in accordance with the terms hereof.”

2.	For clarity, as of the Effective Date the Agreement shall be deemed to be in its “Initial Term” (as defined in Section 1 above) rather than in a “Renewal Term.”

3.	Section 12(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b)    This Agreement shall automatically renew for successive terms of ninety (90) days each (each, a “Renewal Term”), unless the Fund or BNY Mellon gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”); in the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM on the last day of the Initial Term or Renewal Term, as applicable. Notwithstanding any other provision in this Agreement to the contrary, (i) the Fund shall be entitled at any time to terminate this Agreement as between the Fund and BNY Mellon on not less than one hundred eighty (180) days prior written notice to BNY Mellon and (ii) BNY Mellon shall be entitled at any time to terminate this Agreement as between BNY Mellon and the Fund on not less than one hundred eighty (180) days prior written notice to the Fund.”

4.	Section 12(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(e)    Except as termination of this Agreement by the Fund is permitted by the last sentence of Section 12(b) above, by Section 12(c) above or by Section 12(d) above, if any of the Fund’s assets serviced by BNY Mellon under this Agreement are removed from the coverage of this Agreement prior to the end of the Initial Term or a Renewal Term (“Removed Assets”) and are subsequently serviced by another service provider (including the Fund or an affiliate of the Fund): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and owe BNY Mellon an Early Termination Fee calculated as if the Removed Assets constituted a “Fund”, and (ii) at BNY Mellon’s option either (a) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by BNY Mellon resulting in the Fund owing BNY Mellon the Early Termination Fee or (b) this Agreement will remain in full force and effect with respect to all non-Removed Assets. For purposes of this Section 12(e), the terms “Early Termination” and “Early Termination Fee” shall have the meanings set forth in and the application contemplated in Section 12(e) of this Agreement immediately prior to the amendment of this Agreement effective as of April 19, 2023.”

5.	Miscellaneous.

(a)

Capitalized terms not defined in this Amendment shall have the same meanings as set forth in the Agreement. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)

The Agreement, as amended by this Amendment, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

(d)

This Amendment may be executed in one or more counterparts and such execution may occur by manual signature on a copy of this Amendment physically delivered, on a copy of this Amendment transmitted by facsimile transmission or on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

(e)	This Amendment shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative designated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

Each Fund listed on Exhibit A to the Agreement

By:
Name:
Title:

The Bank of New York Mellon

By:
Name:
Title: